Exhibit 10.4

INTERIM EMPLOYMENT AGREEMENT

This Interim Employment Agreement (“Agreement”) is made by and between Doug Murphy-Chutorian (“Employee”) and Semler Scientific, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Employee is currently employed by the Company;

WHEREAS, Employee entered into an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement with the Company on November 11, 2013 (the “Confidentiality Agreement”);

WHEREAS, the Company and Employee have entered into a stock option agreement or agreements granting Employee the option to purchase shares of the Company’s common stock (the “Employee Options”) subject to the terms and conditions of the Company’s 2014 Stock Incentive Plan (collectively with the Employee Options, the “Stock Agreements”);

WHEREAS, on or around April 2, 2023, Employee voluntarily resigned from employment as the CEO of the Company with the intent  to voluntarily resign from all employment with the Company, effective May 1, 2023;

WHEREAS, on or around April 1, 2023, in connection with the resignation mentioned in the above paragraph, the Parties entered into a Separation Agreement and Release (the “Separation Agreement”);

WHEREAS, the Company asked Employee to reconsider Employee’s voluntarily resignation and serve as the Company’s interim CEO;

WHEREAS, Employee agreed to serve as the Company’s interim CEO, beginning April 27, 2023; and

WHEREAS, the Company has approved an extension to the post-termination exercise period of each option set forth on Exhibit B of the Separation Agreement and designated as a non-statutory stock option until the original expiration date of the option which approval will remain in effect and adjusted accordingly based on Employee’s termination date as interim CEO.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:

1.	Separation Agreement. Because both Parties intend for Employee’s employment relationship with the Company to continue, the Parties agree that Employee will not be due the consideration under the Separation Agreement unless and until (i) his employment with the Company terminates and (ii) he signs a supplemental general release of all claims in favor of the Company in substantially the same form as the Separation Agreement, which becomes effective within 60 days following the termination of Employee’s employment (or such shorter time period as determined by the Company). The Parties agree that in the case of Employee’s death, the severance consideration payment as set forth in the Separation Agreement will be paid to Employee’s spouse. In addition to the consideration described in the Separation Agreement, in exchange for signing the aforementioned supplemental general release of all claims and allowing it to become effective in connection with any termination of his employment , Employee will receive an additional One Hundred Dollars ($100.00), less applicable withholdings. Employee acknowledges and agrees that by entering into this Agreement, Employee will receive more benefits than if the Separation Agreement had remained in effect. Employee also acknowledges the Company has satisfied its obligations under the Warrant Repurchase Agreement which is appended to the Separation Agreement as Exhibit A.
2.	Term. Employee will serve as interim CEO of the Company until the date that a new Chief Executive Officer commences employment with the Company, unless Employee’s employment is sooner terminated by Employee or the Board. The time period Employee serves as the interim CEO is the “Term.” At all times during the Term, Employee will be an at-will employee meaning either Employee or the Company may terminate the employment relationship at any time for any reason or no reason, with or without notice.
3.	Position. As the Interim CEO, Employee will have such powers and duties as may from time to time be prescribed by the Board. At all times during the Term, Employee shall devote Employee’s full working time and efforts to the business and affairs of the Company.
4.	Compensation.
(a)	Base Salary. During the Term, the Company will pay Employee an annual base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per year in accordance with the Company’s standard payroll schedule and subject to applicable deductions and withholdings (the “Base Salary”). The Base Salary will be payable in a manner that is consistent with the Company’s usual payroll practices.
(b)	Incentive Compensation. Employee will be eligible to earn a quarterly bonus at the target rate of One Hundred Thousand Dollars ($100,000.00) per quarter, subject to applicable deductions and withholdings (the “Target Bonuses”), provided (i) the Company achieves the applicable performance metrics, as determined by the Board in its sole discretion, and (ii) Employee remains employed by the Company on the date the bonus is paid. The target objectives for the 2023 quarterly bonuses will be as follows: $50,000 will be earned for increased quarterly revenue compared to the year-over-year quarter (e.g. Q1 2023 versus Q1 2022) and $50,000 will be earned for achieving profitability before taxes for the applicable quarter.
(c)	Benefits. Employee will be entitled to participate in or receive all employee benefits under the Company’s employee benefit plans in effect from time to time, subject to the terms of such plans. The Company will continue to pay Employee for his life insurance policy, medical license fees and telecommunications (i.e. internet, phone).
5.	Expenses. Employee will be entitled to receive prompt reimbursement for all reasonable business expenses that Employee incurs during the Term in performing services hereunder, in accordance with the policies and procedures then in effect and established by the Company. The Company shall reimburse Employee for Employee’s reasonable, documented out-of-

pocket legal fees and legal expenses incurred in connection with the negotiation and execution of the Separation Agreement and this Agreement, provided that such reimbursement shall not exceed $37,500 in the aggregate. Employee must submit such expenses for reimbursement within 60 days of Employee signing this Agreement.
6.	Withholding; Tax Effect. All payments made by the Company to Employee under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate Employee for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.
7.	Section 409A.
(a)Payments under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code to the greatest extent possible. To the extent any payments are not exempt from such Section, those payments are intended to comply with Section 409A to the greatest extend possible. This Agreement shall be interpreted in accordance with the foregoing intent.
8.	All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Employee during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.	Entire Agreement. This Agreement, together with the Confidentiality Agreement, Stock Agreements, and the indemnification agreement entered into between the Parties, constitute the complete agreement between Employee and the Company.
10.	Assignment. Neither Employee nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without Employee’s consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.
11.	Other Terms. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

DOUG MURPHY-CHUTORIAN, an individual

Dated: May 25, 2023_________________/s/ Doug Murphy-Chutorian_________________

Doug Murphy-Chutorian

SEMLER SCIENTIFIC, INC.

Dated: May 25, 2023________________By /s/ Eric Semler__________________________

Eric Semler

Chairperson of the Board